EXHIBIT 99.1

FDA Modifies Tekmira's TKM-Ebola Clinical Hold to Partial Hold

Enabling Use of Tekmira's Investigational Therapeutic in Ebola-Infected Patients

VANCOUVER, British Columbia, Aug. 7, 2014 (GLOBE NEWSWIRE) -- Tekmira Pharmaceuticals Corporation (Nasdaq:TKMR) (TSX:TKM), a leading developer of RNA interference (RNAi) therapeutics, today announced that the U.S. Food & Drug Administration (FDA) has verbally confirmed they have modified the full clinical hold placed on the TKM-Ebola Investigational New Drug Application (IND) to a partial clinical hold. This action enables the potential use of TKM-Ebola in individuals infected with Ebola virus.

"We are pleased that the FDA has considered the risk-reward of TKM-Ebola for infected patients. We have been closely watching the Ebola virus outbreak and its consequences, and we are willing to assist with any responsible use of TKM-Ebola. The foresight shown by the FDA removes one potential roadblock to doing so," said Dr. Mark Murray, CEO and President, Tekmira Pharmaceuticals. "This current outbreak underscores the critical need for effective therapeutic agents to treat the Ebola virus. We recognize the heightened urgency of this situation, and are carefully evaluating options for use of our investigational drug within accepted clinical and regulatory protocols."

TKM-Ebola is being developed by Tekmira Pharmaceuticals and the U.S. Department of Defense's Medical Countermeasure Systems BioDefense Therapeutics (MCS-BDTX) Joint Product Management Office.

The Company remains on clinical hold as it relates to the multi-ascending dose portion of the Phase I clinical study in healthy volunteers with TKM-Ebola. "We are focused on an expedient resolution of this so that we can advance our TKM-Ebola to evaluate the multiple ascending dose regimen," said Dr. Mark Murray, CEO and President, Tekmira Pharmaceuticals.

About the TKM-Ebola Phase I Clinical Trial

The TKM-Ebola Phase I clinical trial is a randomized, single-blind, placebo-controlled study and involves single ascending doses and multiple ascending doses of TKM-Ebola. The study is assessing the safety, tolerability and pharmacokinetics of administering TKM-Ebola to healthy adult volunteers without administering any steroid pre-medications.

About TKM-Ebola, an Anti-Ebola Virus RNAi Therapeutic

TKM-Ebola, an anti-Ebola virus RNAi therapeutic, is being developed under a $140 million contract with the U.S. Department of Defense's Medical Countermeasure Systems BioDefense Therapeutics (MCS-BDTX) Joint Product Management Office. Earlier preclinical studies were published in the medical journal The Lancet and demonstrated that when siRNA targeting the Ebola virus and delivered by Tekmira's LNP technology were used to treat previously infected non-human primates, the result was 100 percent protection from an otherwise lethal dose of Zaire Ebola virus (Geisbert et al., The Lancet, Vol 375, May 29, 2010). In March 2014, Tekmira was granted a Fast Track designation from the U.S. Food and Drug Administration for the development of TKM-Ebola.

About Joint Project Manager Medical Countermeasure Systems (JPM-MCS)

This work is being conducted under contract with the U.S. Department of Defense Joint Project Manager Medical Countermeasure Systems (JPM-MCS). JPM-MCS, a component of the Joint Program Executive Office for Chemical and Biological Defense, aims to provide U.S. military forces and the nation with safe, effective, and innovative medical solutions to counter chemical, biological, radiological, and nuclear threats. JPM-MCS facilitates the advanced development and acquisition of medical countermeasures and systems to enhance biodefense response capability. For more information, visit www.jpeocbd.osd.mil.

About Tekmira

Tekmira Pharmaceuticals Corporation is a biopharmaceutical company focused on advancing novel RNAi therapeutics and providing its leading lipid nanoparticle (LNP) delivery technology to pharmaceutical partners. Tekmira has been working in the field of nucleic acid delivery for over a decade and has broad intellectual property covering LNPs. Further information about Tekmira can be found at www.tekmira.com. Tekmira is based in Vancouver, B.C. Canada.

Forward-Looking Statements and Information

This news release contains "forward-looking statements" or "forward-looking information" within the meaning of applicable securities laws (collectively, "forward-looking statements"). Forward-looking statements in this news release include statements about Tekmira's strategy, future operations, clinical trials, prospects and the plans of management; the partial clinical hold on the TKM-Ebola IND by the FDA (enabling the potential use of TKM-Ebola in individuals infected with Ebola virus); the evaluation of options for use of TKM-Ebola within accepted clinical and regulatory protocols; Tekmira's preparation and anticipated response to the FDA, and expedient resolution of the partial clinical hold; the quantum value of the contract with the MCS-BDTX; and Fast Track designation from the FDA for the development of TKM-Ebola.

With respect to the forward-looking statements contained in this news release, Tekmira has made numerous assumptions regarding, among other things, the resumption and completion of the TKM-Ebola Phase I trial and the ongoing progress of Tekmira's other clinical development programs. While Tekmira considers these assumptions to be reasonable, these assumptions are inherently subject to significant business, economic, competitive, market and social uncertainties and contingencies.

Additionally, there are known and unknown risk factors which could cause Tekmira's actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements contained herein. Known risk factors include, among others: Tekmira may not be able to complete a response to the FDA for the TKM-Ebola Phase I trial in a timely manner; the FDA may not remove the clinical hold on the TKM-Ebola Phase I trial in the timeframe currently anticipated, and the TKM-Ebola Phase I trial may not resume or complete as currently anticipated, or at all; Tekmira's other clinical development programs may not meet expected milestones in the timeframe currently anticipated, or at all; a full business update may not be provided in the upcoming earnings release; Tekmira's products may not prove to be effective or as potent as currently believed; the FDA may refuse to approve Tekmira's products, or place restrictions on Tekmira's ability to commercialize its products; anticipated pre-clinical and clinical trials may be more costly or take longer to complete than anticipated, and may never be initiated or completed, or may not generate results that warrant future development of the tested drug candidate; and Tekmira may not receive the necessary regulatory approvals for the clinical development of Tekmira's products.

A more complete discussion of the risks and uncertainties facing Tekmira appears in Tekmira's Annual Report on Form 10-K and Tekmira's continuous disclosure filings, which are available at www.sedar.com or www.sec.gov. All forward-looking statements herein are qualified in their entirety by this cautionary statement, and Tekmira disclaims any obligation to revise or update any such forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future results, events or developments, except as required by law.

CONTACT: Investors
         Julie P. Rezler
         Director, Investor Relations
         Phone: 604-419-3200
         Email: jrezler@tekmira.com

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